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                                                                    EXHIBIT 3.03
                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                                   eBAY INC.

     eBay Inc., a Delaware corporation, does hereby certify that the following amendment to the corporation's Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 and Section 228 of the Delaware General Corporation Law:

     The first paragraph of Article IV of this corporation's Certificate of Incorporation shall be amended and restated to read in its entirety as follows:

     "The total number of shares of all classes of stock which the corporation has the authority to issue is EIGHTY-FOUR MILLION (84,000,000) shares, consisting of two classes: SEVENTY-EIGHT MILLION (78,000,000) shares of Common Stock, $0.001 par value per share, and Six Million (6,000,000) shares of Preferred Stock, $0.001 par value per share. Upon the filing of this Certificate of Amendment of Certificate of Incorporation, each outstanding share of the corporation's Common Stock shall be subdivided and split into three (3) shares of Common Stock of the corporation."

     IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this _____ day of ________, 1998.

                                         eBAY INC.
                                         a Delaware corporation


                                         _________________________________
                                         Margaret C. Whitman, President

ATTEST:



_____________________________
Matthew P. Quilter, Secretary